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$150,000.00                                                   November 13, 1995


On demand, for value received, Scientific NRG, Incorporated promises to pay to the order of Oliver K. Washburn, one hundred fifty thousand dollars ($150,000.00), in lawful money of the United States of America, at 171 Wildwood Ave, White Bear Lake, MN 55110, with interest at the rate of 12% per year.

Interest payments are due by the last day of each month during the term of the loan, beginning on December 31, 1995.

A principal payment of $80,000 is due February 28, 1996, and additional principal payments of $5,000 are due at the end of each month beginning March 31, 1996, with any remaining principal balance due in full on December 31, 1996. Additional principal payments may be made at any time without penalty.

This note is secured by all assets of the Corporation as more fully described in the accompanying Form UCC-1, subject to prior filings.

Until principal and interest on this loan have been paid in full, Mr. Fickel's salary shall be limited to that amount specified in the Consulting Agreement of April 1, 1990. Additionally, no principal or interest payments shall be made on the accrued service contract ($159,875), nor the note payable to Thomas C. Moceri ($8,000), nor the prior notes payable to Oliver K. Washburn ($47,759)

Should suit be commenced to enforce payment of this note, the Corporation promises to pay such additional sum as the court may adjudge reasonable as attorney's fees in said suit.

Dated at Tustin, CA this 13th day of November, 1995

/s/ Malcolm L. Fickel
- -------------------------------------
Malcolm L. Fickel
President and Chief Executive Officer
Scientific NRG, Incorporated
2651 Dow Avenue
Tustin, CA 92680

                                       17              EXHIBIT 10.53